EXHIBIT 10.21

CCC INFORMATION SERVICES GROUP INC.
EXECUTIVE SEVERANCE POLICY

Human Resources Policy:	Severance - EMG

Section:	Benefits

Effective Date:	March 1, 2004

Supercedes:	Severance - US Based Employees

Effective Date: February 1, 2001

Salary Grades O, P, X

Policy

In the event an Eligible Executive is terminated “Without Cause” or an Eligible Executive resigns for “Good Reason,” the Executive shall be entitled to severance benefits as detailed in this policy.

Definitions

Change in Control - Any of the following: (i) the merger, consolidation, or reorganization of the Company with any other corporation after which the holders of Common Stock immediately prior to the effective date thereof hold less than 51% of the outstanding common stock of the surviving or resulting entity; provided, however, that no change-in-control will occur if after the merger, consolidation or reorganization, a holder of Common Stock immediately prior to the effective date thereof is the largest stockholder of the surviving or resulting entity and owns at least 25% of the outstanding ownership interest in the surviving or resulting entity; (ii) the sale of all or substantially all of the assets of the Company to any person or entity other than a wholly owned subsidiary; (iii) any person or group of persons acting in concert, other than individuals who are stockholders, directors or officers of the Company on June 28, 2000, or entity becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding Common Stock; or (iv) the individuals who, as of the close of the most recent annual meeting of the Company's stockholders, are members of the Board of Directors (the "Existing Directors") cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election, by the Company's stockholders of any new director was approved by a vote of at least 50% of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

Company - CCC Information Services Inc. and any successor thereto.

Company Funded Rate - The rate at which the company funds its annual bonus plan. The Company funded rate is expressed as a percentage of the total bonus pool available for distribution based on achievement versus the Company's financial targets and strategic objectives. It is calculated by applying formulae and other guidelines that are approved by the Compensation and Nominating Committee to the Company's audited financial results and operating results following the end of the fiscal year.

Compensation and Nominating Committee - The Compensation and Nominating Committee of the Board of Directors of the Company.

EMG - The Company’s Executive Management Group as designated by the Chief Executive Officer of the Company.

Eligible Executive - Each member of the EMG who (1) has been notified in writing by the Chief Executive Officer or Senior Human Resources Officer that he or she is covered by this policy and (2) is not party to a formal employment agreement with the Company.

Termination “For Cause” - The Eligible Executive’s involuntary termination for (i) willful failure to perform his or her duties, (ii) willful misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) egregious misconduct involving serious moral turpitude to the extent that his or her creditability and reputation no longer conforms to the standard of senior executives of the Company (iv) dishonesty, unethical behavior, breach of fiduciary responsibilities, or material violation of Company policy shall constitute termination “For Cause.”

Termination “For Good Reason” -The voluntary resignation of employment by an Eligible Executive following: (i) a material reduction in the nature or status of the Eligible Executive’s authorities, duties or responsibilities from those in effect at the time he or she first qualified to receive benefits under this policy, but excluding transfers to equivalent positions and reductions in duties or responsibilities due to documented poor performance; (ii) within twenty-four months following the consummation of the event constituting a Change in Control a material reduction in the nature or status of the Eligible Executive’s authorities, duties or responsibilities from those in effect immediately prior to the Change in Control; or (iii) any failure by the Company to fulfill it’s employment obligations other than an isolated, insubstantial, or inadvertent failure not occurring in bad faith shall constitute termination for “Good Reason.”

An Eligible Executive must declare his or her intention to terminate employment for “Good Reason” by providing written notice to the company’s Chief Executive Officer and Senior Human Resources Officer detailing the circumstances that, under this definition, constitute a termination for Good Reason. A termination for “Good Reason” shall not occur under clause (iii) above until thirty (30) days have elapsed from the date that such notice is received and, during those thirty (30) days, the Company fails to cure or initiate material action to cure the circumstances for which the notice of termination for Good Reason has been given.

Termination “Without Cause” - Involuntary termination of an Eligible Executive’s employment for reasons not related to termination “For Cause.” Termination “Without Cause” includes but is not limited to involuntary terminations due to job elimination, reduction in force, or transfer of principal place of business to a location which is more than fifty (50) miles from the Company’s principal place of business on the date this policy is effective.

Eligibility for Severance Benefits

Only Eligible Executives who execute both (i) a general release of all claims and covenant not to sue the Company and (ii) either a non-compete agreement if the Eligible Executive has not already executed a non-compete, or if the Executive has a non-compete agreement, a reaffirmation of the covenants contained in such agreement, may receive severance benefits under this policy. In the event an Eligible Executive violates the non-compete during a period in which severance benefits are payable under this policy, then such Eligible Executive shall forfeit all remaining severance benefits, including any unpaid bonus, rights to subsidized COBRA or continued outplacement services, and the Eligible Executive shall have no further rights under this policy.

Administration

The policy shall be administered by the Company’s Senior Human Resources Officer. The policy may not be altered or changed in any way without the approval of the Compensation and Nominating Committee of the Board of Directors. Any exceptions to the policy must be approved by the Compensation and Nominating Committee of the Board of Directors. This policy may be amended at any time with the approval of the Compensation and Nominating Committee of the Board of Directors. Notwithstanding the foregoing, this policy may not be amended or terminated to decrease the level of severance payable, or to eliminate any Eligible Executive's eligibility for participation under such policy during the period immediately following the consummation of the event constituting a Change in Control and ending twenty-five (25) months following a Change in Control.

Terminations that Qualify for Severance Benefits

An Eligible Executive shall receive severance benefits in the event he or she:

•	Is terminated by the Company “Without Cause;” or
•	Terminates for “Good Reason.”

Severance Benefits

•
If such termination occurs before the first anniversary of the Eligible Executive’s designation as an EMG member, (a) six month’s salary, payable in installments according to the Company’s regular payroll practices, plus (b) prorated target bonus multiplied by the Company Funded Rate up to a maximum of 50% of full target bonus for the Company’s fiscal year in which termination occurs, payable at the same time and in the same manner as the Company pays bonuses to active employees for such fiscal year; provided, however, if the termination is following a Change in Control, but during the same fiscal year of the Company in which the Change in Control occurred and the Company’s bonus plan as in effect prior to the Change in Control is not continued following the Change in Control, then an amount equal to the pro rated target bonus the Eligible Executive would have received multiplied by the Company Funded Rate, determined as if the date the Change in Control occurs were the last day of the fiscal year but projected on an annualized basis, up to a maximum of 50% of full target bonus, payable in a lump sum.

•
If such termination occurs after the first anniversary of the Eligible Executive’s designation as an EMG member, (a) one year (twelve months) salary payable in installments according to the Company’s regularly payroll practices plus (b) target bonus multiplied by the Company Funded Rate up to a maximum of 100% of full target bonus for the Company’s fiscal year in which termination occurs, payable at the same time and in the same manner as the Company pays bonuses to active employees for such fiscal year; provided, however, if the termination is following a Change in Control but in the same fiscal year of the Company in which the Change in Control occurred and the Company’s bonus plan as in effect prior to the Change in Control is not continued following the Change in Control, then an amount equal to the pro rated target bonus the Eligible Executive would have received multiplied by the Company Funded Rate, determined as if the date that the Change in Control occurs were the last day of the fiscal year but projected on an annualized basis, up to a maximum of 100% of full target bonus, payable in a lump sum.

•
Should the Eligible Executive elect to continue medical benefits under COBRA, the Company shall continue to subsidize premiums at the employer contribution rate for the number of months covered by severance payments. Thereafter, should the Eligible Executive elect to continue medical benefits under COBRA, he or she will be responsible for the full premium.

•	Twelve months executive outplacement services from a provider selected or approved by the Company.

•
In the event that the termination is Without Cause or for Good Reason within the period immediately following the consummation of the event constituting a Change of Control and ending twenty-four (24) months following the Change in Control, in addition to the benefits outlined above, all of the Eligible Executive’s unvested stock options or other stock incentives shall vest immediately. Exercise rights shall be governed by the applicable stock incentive agreement.

•	All salary and accrued but unused vacation, as well as rights under all employee benefit plans of the Company earned through the termination date.

Parachute Payment Excise Taxes

In the event that the benefits provided for under this policy, when aggregated with any other payments or benefits received by the Eligible Executive, would if payable (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the amount of benefits which otherwise would be provided for under the terms of this Policy may, at the election of the Eligible Executive made prior to his termination of employment, be reduced to the extent necessary so that the Excise Tax would not apply to the Eligible Executive. In such case the Eligible Executive may elect which benefits will be reduced in order that the Excise Tax does not so apply. In the event that the Eligible Executive elects not to reduce his benefits and is subject to the Excise Tax, then the Executive will be solely responsible for payment of (i) the amount of the Excise Tax and (ii) any interest, penalties, fines or additions to any tax which are imposed on the Eligible Executive in connection with the imposition of such Excise Tax. In all events the Eligible Executive shall be responsible for all income taxes and applicable employment taxes (other than the portion of the employment taxes for which the Company is responsible) on any benefits and payments under this policy.

Terminations that Do Not Qualify for Severance

An Eligible Executive may not receive severance benefits under this policy if he or she is

•	Terminated by the Company “For Cause”
•	Terminated by the Company for reasons related to death or disability

Benefits if the Termination does not Qualify for Severance

The executive is entitled to earned salary for the period ending on the termination date plus accrued but unused vacation and any employee benefits earned under the Company’s employee benefit plans through the termination date. Stock options or other stock incentives shall be treated in accordance with the applicable stock incentive agreement.